Exhibit 10(c)

390 Park Avenue
New York, NY 10022-4608 USA

February 13, 2019

Neil Marchuk
Via email

Dear Neil,

As we have discussed, and on behalf of Arconic, I am pleased to offer you the position of Executive Vice President, Human Resources, reporting to me, and based in Pittsburgh, PA. The total compensation package includes annual base salary and substantial additional compensation opportunities as summarized below.

Salary:
Annual salary will be $600,000, paid on a monthly basis.

Incentive Compensation:
Beginning in 2020, you will be eligible for target annual Incentive Compensation of 100% of your base salary, or $600,000 for a full year, if targets are met. Actual payouts could be higher or lower than target depending on individual and business performance.

Annual Equity Awards:
As soon as administratively feasible after your start date in 2019, you will receive an award of 125,000 Restricted Stock Units that will vest 1/3 per year over three years.

As part of the normal grant cycle starting in 2020, you will be eligible for an annual equity award with a target grant value of $1,600,000. Your grant will be subject to the provisions of the Arconic Stock Incentive Plan at the time of grant. The design of the program is reviewed each year and is subject to change.

Sign-On Equity Awards:
You will receive a special one-time equity award of 12,000 restricted stock units with the grant date set as soon as administratively feasible after your start date. This award will vest one year from the date of the grant. The award will be subject to the provisions of the Arconic Stock Incentive Plan at the time of the grant.

Equity Ownership Requirements:
Consistent with Arconic’s efforts to align the company’s senior leadership with the interests of Arconic shareholders, the Board of Directors has adopted requirements on equity ownership for senior Arconic executives. The equity ownership requirement for executives at your level is currently 3X times base salary. Until equity ownership requirements are met, you are required to retain 50% of shares acquired upon vesting of restricted/performance shares or upon exercise of stock options, after deducting those used to pay for applicable taxes or the exercise price.

Relocation:
Arconic will provide you with 1-month of travel to/from and temporary accommodations in Pittsburgh.

Benefits:
You will be eligible to participate in all Arconic employee benefit plans, including health care, life insurance, and disability coverage. Details of these plans will be sent to you separately.

Retirement Savings Plan:
Arconic offers a tax qualified 401(k) savings plan and a non-qualified deferred compensation plan to help you save toward retirement. Details will be sent to you separately and are subject to plan terms and conditions. Current company contributions are:

•	3% of your base salary and incentive compensation, and

•	a match of your deferred pre-tax savings dollar-for-dollar up to 6% of your base pay.

Severance:
If you are involuntarily terminated without Cause (as defined below):

•
within your first year with the Company, you will be eligible for 18 months of base salary at the time of your termination, minus applicable taxes and deductions. You will not be eligible for the Arconic Executive Severance Plan or the Arconic Change-in-Control Severance Plan during your first year with the Company.

February 13, 2019

•	after your first year with the Company, you will be eligible for Arconic’s Executive Severance Plan, as well as Arconic Change-in-Control Severance Plan.
In keeping with Company practice, payment of the severance is contingent upon your execution of a release and waiver of claims as provided by the Company.

For purposes of this offer letter, ”Cause” shall be defined as any misconduct committed by you that is materially injurious to the Company, including but not limited to any willful continued failure to substantially perform your duties to the Company; gross incompetence or repeated poor performance; substantial insubordination, any inappropriate conduct of a negative or disparaging nature; any dishonesty in the performance of your duties to the Company; fraud, embezzlement, theft, or misappropriation of Company resources; conviction of a misdemeanor involving moral turpitude or conviction of any felony; acute conflict of interest or willful violation of Company policy.

Vacation:
You will be eligible for 4 weeks of paid vacation per year, in addition to company recognized holidays.

This offer is contingent upon the following conditions:

▪	Having successfully completed a pre-employment drug screen. You will need to present a photo ID at the time of your screening.

▪
Providing authorization and release for Arconic to conduct a comprehensive review of your background, the result of which is satisfactory to Arconic. The authorization and release will also be valid for subsequent reports during your period of employment with Arconic.

▪	Providing us with satisfactory references.

▪	Providing us with documentation in the original form establishing both your identity and your employment eligibility in the U.S.

▪	Signing an Employment Agreement.

▪	Signing a Non-Compete Agreement.

We believe that you have the leadership competencies and experience to make a significant contribution to the success of our company. We look forward to your positive contributions to our future. To accept our offer, please sign and date the bottom of this letter and return it to me. If you have any questions, please feel free to give me a call.

Best Regards,

/s/ John Plant

John Plant
Chairman and CEO

I, Neil Marchuk, am pleased to accept your offer of employment dated February 13, 2019 for the position of Executive Vice President, Human Resources on the terms detailed in the offer letter.

I would like my start date with Arconic to be March 1, 2019 and will fulfill the foregoing conditions before then.

Accepted by:                    Date:

_/s/ Neil Marchuk____________________________     __February 16, 2019_________________
Neil Marchuk

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